Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is between Myomo, Inc. (hereinafter “Myomo” or “Customer”), a Delaware corporation, and Jonathan Naft (hereinafter “Consultant”). This Agreement is made and entered into as of the date of the Transitional Services and Separation Agreement between Myomo and Consultant (the “Separation Agreement”) and shall, subject to the terms of the Separation Agreement, become effective on April 1, 2021 (the “Effective Date”).

WITNESSETH:

WHEREAS, Consultant has previously been a full-time employee of Myomo with an executive position as Vice President but has resigned from that position as of March 31, 2021;

WHEREAS, Consultant and Myomo have agreed to accept Consultant’s resignation as a full-time executive and relieved him of his responsibilities as an officer of the Company and wish to enter into this Consultant Agreement to continue to provide specifically designated services to Myomo;

WHEREAS, Consultant represents that he has expertise in the areas of Reimbursement, Research, and International Support and is ready, willing, and able to provide consulting assistance to Customer on the terms and conditions set forth herein; and

WHEREAS, Customer, in reliance on Consultant’s representations, is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

Section 1. Scope of Services.

1.1 Consultant shall provide consulting services to Customer, reporting to the CEO Paul R. Gudonis, which services are more fully described in Exhibit A attached hereto (the “Services”). In the event Consultant anticipates at any time that he will not be able to render such services set forth in Exhibit A, Consultant shall immediately provide written notice to Customer, submit proposed revisions to the timetable and milestones that reflect Consultant’s best estimates of what can realistically be achieved, and continue to work under the original timetable and milestones until otherwise directed by Customer. Customer will respond to Consultant’s written notice within five (5) days, and the parties shall work together to create a mutually agreeable new timeline, if applicable. Consultant shall also prepare and submit reports of his performance and his progress as Customer may reasonably request from time to time. As Consultant performs substantial services with Geauga Rehabilitation Engineering, Inc. (“GRE”) and will continue to be involved with GRE during and after the term of this Agreement, the existing business relationship between and GRE and Customer will be fully outlined in a separate Center of Excellence Agreement between Customer and GRE.

1.2 Customer shall provide and make available to Consultant such resources as shall be necessary to perform the Services.

1.3 Customer shall, as reasonably requested by Consultant, advise Consultant of Customer’s acceptance or rejection of such Work. Any rejection shall specify the nature and scope of the deficiencies in such Work. Consultant shall, upon receipt of such rejection, act diligently to correct such deficiencies within a reasonable amount of time. The failure of Customer to provide such a notice of rejection shall not constitute acceptance by Customer of said Work.

1.4 All work shall be performed in a workmanlike and professional manner by Consultant having a level of skill in the area commensurate with the requirements of the scope of work to be performed.

1.5 Anything herein to the contrary notwithstanding, the parties hereby acknowledge and agree that Customer shall have no right to control the manner, means, or method by which Consultant performs the services called for by this Agreement. Rather, Customer shall be entitled only to direct Consultant with respect to the elements of services to be performed by Consultant and the results to be derived by Customer, to inform Consultant as to when and where such services shall be performed, and to review and assess the performance of such services by Consultant for the limited purposes of assuring that such services have been performed and confirming that such results were satisfactory.

Section 2. Term of Agreement.

2.1 This Agreement shall commence on the Effective Date and shall be renewed on an annual basis beginning January 1st of each year, unless earlier terminated under Section 2.2.

2.2 This Agreement may be terminated: (i) by either party upon 60 days’ prior written notice, but not before December 31, 2021; (ii) by Customer because of Consultant’s willful misconduct; refusal or failure to perform the Consulting Services; breach of this Agreement; or breach of the Separation Agreement; or (ii) by Consultant because of Customer’s breach of this Agreement or breach of the Separation Agreement. The last day of Consultant’s service relationship under this Agreement is the “Consulting End Date.” The period from the Effective Date until the Consulting End Date is the “Term.”

2.3 Upon termination of this Agreement for any reason, Consultant shall promptly return to Customer all copies of any Customer data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of Customer. Consultant shall also furnish to Customer all work in progress or portions thereof, including all incomplete work. Any earned but unpaid fees shall be paid within fifteen (15) business days following the date of termination of this Agreement.

2.4 Within fifteen (15) days of termination of this Agreement for any reason, Consultant shall submit to Customer an itemized invoice for any pre-approved fees or expenses theretofore accrued under this Agreement. Customer, upon payment of accrued amounts so invoiced, shall have no further liability of obligation to Consultant whatsoever for any further fees, expenses, or other payment.

2.5 Consultant shall continue to be bound by the covenants of Sections 5, 6, 7, 8, 9 and 12 of this Agreement, which shall survive the termination of this Agreement.

2.6 At no time, either during or after termination of Consultant by Myomo, shall Consultant engage in any conduct or make any statements which are derogatory or critical of Myomo’s officers, directors, consultants, or any related persons regarding, relating to or in connection with his services to Myomo and/or the termination of Consultant and/or any aspects of Myomo’s business. Myomo agrees that its executives, directors, managers, and owners shall not make negative comments about Consultant or otherwise disparage Consultant in any manner that is likely to be harmful to Consultant’s business reputation. The foregoing shall not be violated by either party making truthful statements in any legal proceeding, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings). Notwithstanding the foregoing, nothing in this Section 4 shall prevent any person from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him or her; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (iv) made as good faith competitive statements in the ordinary course of business

Section 3. Fees, Expenses and Payment.

3.1 In consideration of the services to be performed by Consultant, Customer shall, pay Consultant the retainer set forth in Exhibit A attached hereto on a monthly basis in arrears. In the event Consultant is unable to perform the services described in Exhibit A, unless otherwise mutually agreed upon in writing, no further fees for continued performance of Consultant shall be owed.

3.2 In addition to the foregoing, Customer shall pay Consultant all actual out-of-pocket expenses of the types set forth in Exhibit A, which are reasonable and necessary for Consultant to incur in furtherance of his performance hereunder; provided, however, that payments for each category of expense shall not exceed the limits for each category set forth in Exhibit A. Consultant agrees to provide Customer with access to such original receipts, ledgers, and other records as may be reasonably appropriate for Customer or its accountants to verify the amount and nature of any such expenses.

3.3 In the event Consultant terminates this Agreement because of a material breach by Customer, Consultant shall be entitled to a pro rata payment for work in progress based on the percentage of work then completed and accepted. No such pro rata payment shall be made if Customer terminates this Agreement because of a breach by Consultant.

3.4 Customer shall pay all out-of-pocket fees and expenses owing to Consultant hereunder within 30 days after Consultant has submitted to Customer an itemized invoice. Any failure by Customer to pay Consultant the fees owed in connection with Section 3.1 or this Section 3.4 within the timeline set forth in the relevant section shall constitute a breach by Customer of this Agreement.

3.5 Consultant shall contribute his best professional skills and services at all times for the business and benefit of Myomo. The compensation and benefits received by Consultant or payable to him under this Agreement shall satisfy and discharge in full any claims he may have against Myomo for compensation in respect of his services.

Section 4. Treatment of Consultant Personnel.

4.1 Consultant shall work with staff assigned by Customer, but Consultant shall not be required to retain services of his own personnel. Consultant shall pay and report, with respect to the Services, all federal and state income tax withholding obligations, as well as social security taxes. Consultant shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which Consultant may be entitled. Customer shall cooperate with Consultant in the defense and resolution of claims, and Customer shall not settle or otherwise dispose of claims without Consultant’s prior written consent; such consent not to be unreasonably withheld.

4.2 As Consultant is no longer an employee of Customer, Customer shall not take any action or provide Consultant with any benefits or commitments inconsistent with any of such undertakings by Consultant. In particular:

•	Customer will not withhold FICA (Social Security) from Consultant’s payments;

•	Customer will not make state or federal unemployment insurance contributions on behalf of Consultant or his personnel;

•	Customer will not withhold state and federal income tax from payment to Consultant;

•	Customer will not make disability insurance contributions on behalf of Consultant;

•	Customer will not obtain workers’ compensation insurance on behalf of Consultant or his personnel.

Section 5. Rights in Data.

As between Customer and Consultant, except as set forth below in this Section 5, all rights, titles and interests in and to the programs, systems, data, or materials used or produced by Consultant in the performance of the services called for in this Agreement (except “General Expertise”) shall remain or become the property of Consultant. Further, nothing set forth in Section 5.1-5.3 below shall apply to Consultant’s work with or any actions taken by GRE.

5.1 All rights, titles and interests in and to all reports and deliverables (the “Works”), including all rights in copyrights or other intellectual property rights pertaining thereto, shall be held by Customer, and all Works shall, to the extent possible, be considered works made by Consultant for hire for the benefit of Customer. Consultant shall mark all Works with Customer’s copyright or other proprietary notices as directed by Customer and shall take all actions deemed necessary by Customer to perfect Customer’s rights therein. In the event that the Works cannot constitute work made by Consultant for hire for the benefit of Customer under applicable law, or in the event that Consultant should otherwise retain any rights to any Works, Consultant agrees to assign, and upon creation thereof automatically assigns, all rights, titles, and interests in and to such Works to Customer, without further consideration. Consultant agrees to execute any documents of assignment or registration of copyright requested by Customer respecting any and all Works.

5.2 All rights, titles and interests in and to any programs, systems, data, and materials furnished to Consultant by Customer are and shall remain the property of Customer.

5.3 Consultant may include in the Works information and materials that are in the public domain, including open source software (the “Public Information”) provided; however, Consultant shall notify Customer in advance of any Public Information Consultant plans to include in connection with the Works and provide to Customer such details regarding the Public Information as Customer reasonably request. Consultant may also include in the Works Consultant’s preexisting proprietary models, methods and techniques based on the personal skills and experiences of employees of Consultant that may have general application in providing and/or producing works like the Works (the “General Expertise”). Consultant grants Customer a non-exclusive, worldwide, paid-up, perpetual license to use the General Expertise in developing, manufacturing and commercializing the Works, including the right to grant sub licenses.

Customer shall indemnify, defend and hold Consultant free and harmless from any and all claims, liabilities, costs, expenses, and losses, including reasonable attorney’s fees and expenses, incurred by Consultant arising out of or related to the Works to the extent such claims arise out of Customer’s specifications. Customer’s obligations under this Paragraph shall apply both during and after the period of this Agreement and shall not be affected by termination thereof.

Section 6. Proprietary Information.

6.1 Consultant expressly understands and agrees that any and all right or interest he obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice or otherwise obtained by him during the term of this Consultant Agreement which directly relate to or arise out of his Consulting to Myomo are expressly regarded as “works for hire” (the “Inventions”). Consultant hereby assigns to Myomo the sole and exclusive right to such Inventions. Consultant agrees that he will promptly disclose to Myomo any and all such Inventions, and that, upon request of Myomo, Consultant will execute and deliver any and all documents or instruments and take any other action which Myomo shall deem necessary to assign to and vest completely in Myomo, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect Myomo’s trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Consultant’s relationship with respect to such Inventions conceived of, reduced to practice or developed by Consultant during the term of this Agreement. Confidential information shall not include information (i) that was known to the public prior to its disclosure to Consultant, or (ii) becomes generally known to the public subsequent to disclosure to Consultant through no wrongful act of Consultant. In addition, confidential information does not include any technical skills or experience gained by Consultant during the Term. Notwithstanding anything set forth herein or otherwise to the contrary, other than the Transferred IP (defined below), all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship shall belong exclusively to Consultant (or GRE, as applicable), whether or not patent applications are filed thereon. “Transferred IP” means Works directly developed by Consultant jointly with the Company in the performance of the services hereunder or prior to the execution of this Agreement as an employee of Company, and for the sake of clarity, excludes the “Bones Design”. Myomo agrees and acknowledges that it has no rights to the Bones Design; provided that Myomo may use the Bones Design only if Myomo works in good faith with GRE and puts into writing an agreement to license the Bones Design from GRE.

6.2 Consultant acknowledges that in order to perform the services called for in this Agreement, it shall be necessary for Customer to disclose to Consultant certain Trade Secret(s) that have been developed by Customer at great expense and that have required considerable effort of skilled professionals. Consultant further acknowledges that the Works will by necessity incorporate such Trade Secrets. Consultant agrees that he shall not disclose, transfer, use, copy, or allow access to any such Trade Secrets to any employees or to any third parties, except for those who have a need to know such Trade Secrets in order to accomplish the requirements of this Agreement and who are bound by contractual obligations of confidentiality and limitation of use sufficient to give effect to this Section 6. In no event shall Consultant disclose any such Trade Secrets to any competitors of Customer.

6.3 As used herein, the term “Trade Secret(s)” shall mean any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to Customer and not generally known in the industry. The obligations set forth in Section 6.1 as they pertain to Trade Secret(s) shall survive termination of this Agreement and continue for so long as the relevant information remains a Trade Secret(s).

Section 7. Confidentiality of Agreement; Publicity; Use of Marks.

7.1 For a period of three (3) years from the date of termination of this Agreement, Consultant shall not disclose the nature of the effort undertaken for Customer or the terms of this Agreement to any other person or entity, except as may be necessary to fulfill Consultant’s obligations hereunder.

7.2 Consultant shall not at any time use Customer’s name or any Customer trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of Customer.

Section 8. Warranties.

8.1 Customer warrants that it owns all rights, titles, and interests in and to or has appropriate licenses to all programs, systems, data, or materials furnished to Consultant hereunder.

8.2 Consultant warrants that Consultant’s performance of the services called for by this Agreement do not and shall not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, trade secret, or similar right; and

8.3 Consultant represents and certifies to Myomo that he has not been convicted of, or sanctioned or excluded for violations of, any Federal or State laws governing the Medicare and Medicaid programs. Consultant agrees to notify Myomo within seventy-two (72) hours by certified mail if he is excluded from participation in any Medicare or Medicaid programs, or otherwise sanctioned by any Federal or State regulatory body having authority over such programs and will include the grounds for sanction or exclusion and the duration thereof.

8.4 Consultant certifies that he is not excluded, debarred, or otherwise ineligible for participation in any federal health care program or in any other governmental payment program. If Consultant is excluded or debarred from participation due to a willful act in any federal health care program or other government payment program, or becomes otherwise ineligible to participate in any such program due to a willful act, Consultant will notify Myomo in writing within three (3) business days after learning of such event. If Consultant becomes excluded, debarred or ineligible, whether or not such notice is given to Myomo, Myomo may immediately terminate the whole or any part of this Agreement, and will have no obligation to make any further payments.

8.5 Consultant acknowledges the existence of the Massachusetts Gift Ban Act and the Medicare and Medicaid Patient Protection Act of 1987, as amended, 42 U.S.C. §1320a-7b (the “Anti-kickback Statute”), that provides for criminal penalties for certain acts impacting Medicare and state health care (e.g., Medicaid) reimbursable services. Consultant represents that it is a violation of Myomo’s policy for any employee or consultant to offer any gift or gratuity to induce a product sale. Consultant may not accept gifts, gratuities or kickbacks from any vendors or service providers that may be in violation of this Federal statute or the laws known as the “Stark laws”, False Claims Act, or any state law such as the Massachusetts Gift Ban Act. Myomo certifies that it has not paid kickbacks directly or indirectly to Consultant for the purpose of inducing a provider to generate a Myomo Purchase Order and agrees to cooperate fully with any investigation involving a possible violation of these laws and agrees to report any suspected violations of these laws to the proper authorities.

Section 9. Indemnification.

9.1 Each party hereby indemnifies and agrees to hold harmless the other party from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting therefrom, including court costs and reasonable attorney fees, arising out of this Agreement or any breach of the warranties made by any party hereunder, except that one party is not obligated to indemnify the other party for acts or omissions that such party participated in or caused or contributed to. Each party’s obligations under this Section 9.1 shall survive the termination of this Agreement for any reason. Customer agrees to give Consultant prompt notice of any such claim, demand, or action and shall, to the extent Customer is not adversely affected, cooperate fully with Consultant in defense and settlement thereof.

9.2 Customer will designate Consultant as an additional insured under Customer’s insurance policies that provide liability coverage to Customer’s officers for the term of this Agreement. Customer represents that its current liability insurance policies in place cover Consultant (subject to the terms of such policies) for the time period during which Consultant held an officer position.

Section 10. Limitation of Liability.

Consultant shall not be liable to Customer for any failure or delay caused by events beyond Consultant’s control, including, without limitation, Customer’s failure to furnish necessary information, sabotage, failure or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment, or technical failures.

Section 11. Miscellaneous.

11.1 Consultant shall not assign, transfer, or subcontract this Agreement or any of his obligations hereunder without the prior written consent of Customer; provided, however, that Consultant may assign his right to receive payments hereunder to such third parties as Consultant may designate by written notice to Customer.

11.2 This Agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Massachusetts.

11.3 The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Customer and either Consultant or any employee or agent of Consultant.

11.4 All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act on a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

11.5 All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid to the address indicated on the signature blocks of this Agreement.

11.6 This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

11.7 This Agreement is enforceable only by Consultant and Customer. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment or benefit of any kind to any Consultant’s personnel assigned to Customer’s work, or any beneficiary of any such personnel, and no such personnel (or any beneficiary thereof) shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

11.8 Regulation FD. Consultant hereby acknowledges that he is aware, and that he will advise his representatives who receive any Trade Secrets or confidential information, that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

Section 12. Noncompetition During the Term; Non-solicitation and Non-disparagement

(a) Consultant agrees that, during the Term, Consultant will not, without the prior written consent of Myomo, directly or indirectly, whether as a director, officer, partner, shareholder, owner, agent, consultant, or in any other capacity whatsoever, except as authorized by the Board of Directors or the CEO of Myomo:

(i) Engage in or undertake non-clinical research, development, and/or marketing or other such efforts for third parties on products or technology that compete or could reasonably be expected to compete with products related to Myomo’s business; or

(ii)    Enter into any arrangement for services, whether as a consultant, any other affiliation, arrangement, understanding, or relationship for any third party on the same or similar subject matter as to which Consultant is performing Services or undertaking work for Myomo that would conflict with this Agreement and prevent Consultant from performing work hereunder; provided, that any work performed by Consultant for GRE during or after the Term shall not constitute a violation of this Section 12.

(b) Consultant agrees that, during the Term and at all times during the twelve (12) months immediately following the end of the Term, Consultant will not, without the prior written consent of Myomo, directly or indirectly, whether as a director, officer, partner, shareholder, owner, agent, consultant, or in any other capacity whatsoever, except as authorized by the Board of Directors or the CEO of Myomo:

(i) Recruit or hire any person known by Consultant to be an employee, agent, consultant, vendor, or subcontractor of Myomo, or influence or attempt to influence any person known by Consultant to be an agent, consultant, vendor, or subcontractor of Myomo to terminate his or her business relationship with Myomo. Notwithstanding the foregoing, the provisions of this Section 12(b)(i) shall not be violated by (A) general advertising or solicitation not specifically targeted at Myomo-related persons or entities, (B) Consultant serving as a job reference for any individual, (C) Consultant providing information to a potential employer, or (D) actions taken by any person or entity with which Consultant is associated if Consultant is not personally involved in the matter and has not identified such Myomo-related person or entity for soliciting or hiring.

(ii) Engage, suggest, assist in, influence, disparage or otherwise cause or encourage any person, firm, corporation or other entity having a business relationship with Myomo to sever any business relationship with Myomo or commit any act against Myomo.

Signature Page Follows

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.

MYOMO, INC.

By:	/s/ Paul R. Gudonis

Title:	CEO

Date:	March 31, 2021
Address for correspondence: 137 Portland St. Boston, MA 02114 Fax: 617-886-0333

By:	/s/ Jonathan Naft

Title:	Consultant

Date:	April 1, 2021

Address for correspondence:

EXHIBIT A

Contract period: April 1, 2021 until December 31, 2021. If renewed, the terms herein are subject to adjustment by mutual agreement between Myomo and Consultant.

Retainer: $12,500 per month

2021 Bonus: Consultant is eligible for a 2021 year-end bonus (the “2021 Bonus”) of up to $75,000 based upon achievement of specific objectives and Myomo’s business results. The criteria for the bonus, whether a bonus is awarded and the amount of any bonus each shall be subject to the approval of Myomo’s Board of Directors in its discretion, subject to Consultant’s continuous service relationship with the Company through December 31, 2021. Payment of the 2021 Bonus will be payable at the same time bonuses for such period are paid to other senior executives of the Company

Location: Work may be performed at Myomo’s or Consultant’s place of business. As appropriate or allowable under COVID-19 rules, Consultant may have to attend meetings at Myomo or on Myomo’s behalf in person.

Description of work to be performed:

•	Strategy development and support of CMS coding, coverage, and payment policies for Myomo’s product line;

•	Management and support of clinical research projects underway and potential new studies;

•	Support of international business development to achieve revenue goals for 2021;

•	Testing of new Myomo products and processes on patient candidates;

•	Business development support related to VA and DoD activity; and

•	Such other services as Myomo reasonably requests.

Expenses: Consultant shall be reimbursed for direct expenses incurred in performing his obligations under this agreement, including travel, supplies, etc. Consultant shall obtain prior approval from the Company before incurring such expenses.